Exhibit 99.1

DatChat Subsidiary Dragon Interact Acquires RPM Interactive, a Start-Up AI Publishing Company for 3.5 million Shares of Dragon Interact Common Stock

Private company Dragon Interact exchanges 3.5 million shares of its Common Stock shares for 100% ownership of RPM Interactive. Prior to the acquisition Dragon Interact had approximately 35,663,326 issued and outstanding

Incoming Industry Veteran Michael Mathews takes the helm as Chairman with proven record of managing tech businesses

New Brunswick, NJ, October 30, 2024 – Dragon Interact Inc, a subsidiary of DatChat, Inc (NASDAQ: DATS), a secure messaging and social media company, is pleased to announce the acquisition of RPM Interactive, Inc. in a share exchange transaction. Pursuant to the agreement, Dragon Interact acquired 100% ownership of RPM Interactive, including all of its intellectual property, in consideration for the issuance of 3.5 million shares of common stock of Dragon Interact Inc. Prior to the acquisition Dragon Interact approximately 35,663,326 issued and outstanding. As part of the acquisition, Dragon Interact plans to change its corporate name to RPM Interactive, reflecting its new focus on cutting-edge AI-driven podcast and gaming technologies.

Additionally, tech industry veteran Michael Mathews will assume the role of Chairman of the Board for the newly named RPM Interactive Inc. Michael Mathews brings extensive experience to the role, having served as the Chief Executive Officer and a director of Aspen Group Inc. since May 2011 and as CEO and director of Interclick, Inc. until its acquisition by Yahoo, Inc. Prior to that, he served as the senior vice-president of marketing and publisher services for World Avenue U.S.A., LLC, an Internet promotional marketing company. His proven track record in managing early-stage and growth businesses, along with his deep understanding of the publishing and internet marketing industries, positions him in an ideal role to drive RPM Interactive’s success.

Darin Myman, Chief Executive Officer of DatChat, Inc. said, “The acquisition of RPM Interactive provides us with access to their unique AI technology, which we believe is poised to disrupt the trivia gaming, online entertainment and podcasting industries. As we combine the power of AI, RPM Interactive’s cutting-edge technology opens the door for us to transform how niche audiences engage with content—whether through competitive live trivia or AI-generated podcasts. We’re excited to take RPM Interactive to new heights by delivering entertainment that’s smarter, faster, and more personalized than ever before.”

RPM Interactive: Revolutionizing Entertainment with AI-Driven Apps

RPM Interactive is a publisher of AI-generated consumer gaming and podcasting/vodcasting apps. The company believes that the future of content and entertainment lies in niche audiences with highly engaged viewers and listeners. To capitalize on this shift, RPM Interactive leverages generative AI systems to create interactive and engaging content at scale.

About DatChat, Inc.

DatChat, Inc. is a secure messaging, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact

ir@datchats.com

800-658-8081